Exhibit 99.1

Cyxtera Analyst Day May 2021

Disclaimer

This presentation has been prepared by Cyxtera Technologies, Inc. ("Cyxtera," "we," "us," "our," or the "Company") and is made for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this presentation unless stated otherwise, and neither this presentation, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.

On February 21, 2021, Starboard Value Acquisition Corp., a Delaware corporation ("SVAC"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cyxtera, and the other parties thereto, pursuant to which Cyxtera and the various operating subsidiaries of Cyxtera will become subsidiaries of SVAC, with the Cyxtera stockholder becoming a stockholder of SVAC (the transactions contemplated by the Merger Agreement, the "Transactions"). In connection with the Transactions, SVAC filed a preliminary proxy statement (the "Proxy Statement") with the Securities and Exchange Commission (the "SEC"), which will be distributed to holders of SVAC's common stock in connection with SVAC's solicitation of proxies for the vote by the SVAC stockholders with respect to the Transactions and other matters as described in the Proxy Statement. SVAC urges its stockholders and other interested persons to read the Proxy Statement and amendments thereto and documents incorporated by reference therein, as well as other documents filed with the SEC in connection with the Transactions, as these materials will contain important information about SVAC, Cyxtera and the Transactions. When available, the definitive Proxy Statement will be mailed to SVAC's stockholders. Stockholders will also be able to obtain copies of such documents, without charge, once available, at the SEC's website at www.sec.gov, or by directing a request to: Starboard Value Acquisition Corp., 777 Third Avenue, 18th Floor, New York, NY 10017.

This presentation and the accompanying oral commentary contain "forward-looking" statements based on the Company's beliefs and assumptions and on information currently available to the Company. Forward-looking statements include all statements other than statements of historical fact contained in this presentation, including those made in the section entitled Financial Outlook, information or predictions concerning the future of the Company's business, anticipated events and trends, potential growth opportunities, competitive position, technological and market trends, industry environment, potential market opportunities, the economy and other future conditions. Any forward-looking statements made herein or made elsewhere by the Company are made solely based on information available to the Company as of the date hereof and based only on our current beliefs, expectations and good faith assumptions that we believe to be reasonable when made. As such, they are subject to inherent uncertainties, known and unknown risks and changes in circumstances that are difficult to predict and in many cases outside our control, and you should not rely on such forward-looking statements. The Company makes no representations or warranties that the projected results will be achieved, and actual results may differ materially from our expectations. Except as required by law, the Company does not assume any obligation to update any such forward-looking statements. The information in the presentation is provided to you as of the date of this presentation indicated and the Company does not intend to update the information after its distribution, even in the event that the information becomes materially inaccurate.

SVAC and its directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of SVAC's stockholders in connection with the Transactions. Stockholders of SVAC may obtain more detailed information regarding the names, affiliations and interests of SVAC's directors and executive officers in SVAC's final prospectus for its initial public offering filed with the SEC on September 11, 2020 and in the Proxy Statement relating to the Transactions. Information concerning the interests of SVAC's participants in the solicitation, which may, in some cases, be different than those of SVAC's stockholders generally, is set forth in the Proxy Statement relating to the Transactions.

This presentation also contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other data about the Company's industry and estimated total addressable market. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Neither the Company nor any other person makes any representation as to the accuracy or completeness of such data or undertakes any obligation to update such data after the date of this presentation. In addition, projections, assumptions, and estimates of our future performance and the future performance of the markets in which the Company operates are necessarily subject to a high degree of uncertainty and risk. All third-party trademarks, including names, logos and brands, referenced by the Company in this presentation are property of their respective owners. All references to third-party trademarks are for identification purposes only and shall be considered nominative fair use under trademark law.

This presentation contains certain supplemental financial measures that are not calculated pursuant to U.S. generally accepted accounting principles ("GAAP"). These non-GAAP financial measures are in addition to, and not as a substitute for or superior to measures of financial performance prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Reference slide 63 for reconciliation of non-GAAP financial measures to the nearest GAAP.

Cyxtera

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Agenda 3 Time Subject Presenter 10:05 AM EST The Cyxtera Opportunity Manuel D. Medina, Executive Chairman 10:10 AM EST Introduction to Starboard Value Jeff Smith, CEO , Starboard Value LP 10:15 AM EST Cyxtera Overview Nelson Fonseca, President & CEO 10:35 AM EST Data Center Portfolio Overview Mitch Fonseca, SVP & GM, Data Center Services 10:50 AM EST The Global Platform Randy Rowland, COO 11:10 AM EST Sales Momentum David Keasey, EVP of Global Sales 11:30 AM EST Financial Overview Carlos Sagasta, CFO 11:50 AM EST Closing Remarks Nelson Fonseca, President & CEO 11:55 AM EST Q & A All

The Cyxtera Opportunity Manuel D. Medina, Executive Chairman

The Cyxtera Opportunity

Global Colocation Play

→ Increased digital transformation and Hybrid IT spending drives data center investment from enterprises and service providers alike.

Bandwidth heavy areas like AI, IoT, Edge and 5G to drive further investment.

2,300[1] customers across myriad industries creates a diverse ecosystem with symbiotic relationships and powerful network effects.

World-Class Platform

→ 61 facilities in 29 markets, including 10/10 of the most attractive global markets[2].

High quality assets and consistent reliability paired with dense connectivity and powerful digital technologies.

Connectivity density strengthens value proposition and includes 1000+ networks and 40K+ cross-connects.

Digital Exchange built on a software-programmable and massively scalable network fabric offering access to an on-demand ecosystem.

Significant Growth Opportunity

→ High margin business

Expected Adj. EBITDA growth will drive significant margin expansion (~800 bps from 2021 through 2025).

Interconnection is rapidly growing and boasts 95% EBITDA margins.

Proven Leadership Team

→ Key members of Leadership team previously worked together at Terremark, generating a 136% shareholder return over 10 years.

Terremark ultimately sold to Verizon for $2B or ~20X EBITDA.

Transformed Cyxtera's world-class global platform in less than 4 years.

Cyxtera

(1) Number of customers as of 12/31/2019
(2) DataCenters.com "What Are the Top Data Center Markets in the World?"
Note: Several cities comprised of multiple markets: London (3), Chicago (2), New Jersey (2), Los Angeles (2).

5

Cyxtera's Transition to Digital Infrastructure Leader

2017-2019

The Carveout & Investment

BC Partners and Medina Capital understood how to carveout data center assets and position the business for long-term success as a next generation colocation platform.

Separated core systems and rapidly built new systems, including CRM and ERP

Created and unveiled new Cyxtera brand

Stood-up new salesforce and transitioned customer relationships

Launched interconnection solutions to further drive the carrier-neutral advantages of the platform

Developed and launched new digital exchange technology and on-demand infrastructure solutions (Enterprise Bare Metal, IP Connect, etc.)

Invested in assets across key markets

Created Federal division of the company and developed FedRAMP-architected version of digital exchange technology

2020+

Execution (2020+)

Cyxtera is a fully independent global data center platform with well-invested assets

Launched powerful customer portal, touted as a "game changer"

Robust partner ecosystem increases stickiness among enterprises and service providers

Strong sales performance in 2020 with momentum carrying over into 2021.

Marketing and channel programs to drive continued demand

Starboard Value Acquisition Corp. (SVAC) investment is expected to enhance brand profile, improve balance sheet, as well as afford a public currency

Potential to accelerate growth through inorganic initiatives

Committed ownership with high conviction in the long-term prospects of the business

Current shareholders rolling 100% into the announced transaction

Cyxtera

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Proven Management Team with Deep Bench



Manuel D. Medina
Executive Chairman

Founder & Managing Partner of Medina Capital; Founder, Chairman, and CEO of Terremark



Nelson Fonseca
President & Chief Executive Officer

Partner of Medina Capital; Former President, Public Sector, and SVP Sales of Terremark



Carlos Sagasta
Chief Financial Officer

Former CFO of Diversey, CompuCom; Grupo Cooperative ONO, Cellnex



Randy Rowland
Chief Operating Officer

Partner of Medina Capital; Former SVP Product Development of Terremark; Former Sr. Director Cloud Platform Services of VMWare



Victor Semah
Chief Legal Officer

Partner of Medina Capital; Former Shareholder in Corporate & Securities Practice at Greenberg Traurig



Leo Taddeo
President, Cyxtera Federal Group & Chief Information Security Officer

CSO of Cryptzone; Former Special Agent in Charge of Special Operations/Cyber Division of FBI NY Office



David Keasey
Executive Vice President, Global Sales

Former CEO of Catbird; Former SVP and General Manager of Verizon Enterprise; CyberTrust, Navisite, Digex, Data Return



Mitch Fonseca
Senior Vice President & General Manager, Data Center Services

Former Sr. Director of Strategy and Operations of GE; Former Director of Global Product Management for Colocation and Services Digital Realty; Telx



Jason Lochhead
Senior Vice President & Chief Technology Officer, Research & Development

Former Chief Technologist for VMWare Cloud Foundation of VMWare; Former CTO of Terremark; Founder and Former CTO of Data Return



Russell Cozart
Senior Vice President, Marketing and Product Strategy

Former Sr. Director of Product Management for Cloud, Compute & Network of GE; VMWare, Dell, Terremark

Cyxtera

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Introduction to Starboard Value LP Jeff Smith, Chief Executive Officer

9 Overview of Starboard Value LP 9 Starboard Value LP is an affiliate of SVAC's sponsor 18 - year history of public market investing Extensive network of operators and advisors Substantial experience governing and overseeing companies from the boardroom Fundamental, research - based approach to investing across industries Strict decision framework of Value, Plan, and Path (“VPP”) in evaluating investments Starboard has applied its investment philosophy to identify an attractive private - market investment opportunity: • Undervalued on absolute and relative value basis • Clear plan to unlock value • Clear path to execute Starboard has a strong history of working with companies to create significant long - term shareholder value and will provide Cyxtera with institutional sponsorship in the public markets.

Cyxtera Overview Nelson Fonseca, President & CEO

The Cyxtera Investment Opportunity Strong secular tailwinds for the data center industry Retail colocation is the sweet spot for facilitating digital transformation Cyxtera’s platform is ideally suited to deliver on digital transformation: • Diverse footprint including top 10 most attractive global data center markets 1 • Deeply interconnected platform with strong service provider ecosystem • Industry - leading innovation Strong performance since completion of the carveout Attractive financial profile with the available capacity to support organic growth (1) DataCenters.com “What Are the Top Data Center Markets in the World ?”; (2) See slide 63 for a reconciliation of Adjusted EBITDA to Net Income (Loss) Key Stats (2019 vs. 2020) 39% YoY Core Bookings Growth 3% Core Revenue Growth 11.6% Adj. EBITDA Growth 2 11

Strong Secular Tailwinds Fueling Continued Colocation Market Growth

$288BN
Big Data & Analytics Market by 2022 (1)

$1.1T+
Global IoT Spend by 2024 (2)

$1.3T+
Digital Transformation Cumulative 2020-23 Spend (3)

$13T
AI Contribution to Global Economy by 2030 (4)

$13.2T
Annual Contribution to Global Economy by 2035 (5) from 5G Buildout

IT outsourcing boom
(% Outsourced Data Center Capacity) (6)



+20%
29%
49%
2019A
2024E

Surging data usage
(Global IP Traffic, Exabytes per Month) (7)



CAGR: 25%
201
396
2019A
2022E

Explosion of cloud
(Cloud Spend, $BN) (8)



+15%
$233
$268
2019A
2022E

Massive hybrid growth
(Hybrid Cloud Spend, $BN) (8)



CAGR: 39%
$18
$86
2019A
2025E

Cyxtera

Source: (1) IDC.com "IDC Worldwide Big Data and Analytics Spending Guide, August (V2 2020) Forecast" (August 2020); (2) IDC.com "IDC's Worldwide Semiannual Internet of Things Spending Guide, December (V2 2020) Forecast" (Dec 2020); (3) IDC.com "New IDC Spending Guide Shows Continued Growth for Digital Transformation in 2020, Despite the Challenges Presented by the COVID-19 Pandemic" (May 2020); (4) McKinsey Navigating a world of Disruption (Jan 2019); (5) IHS Markit The 5G Economy (Nov 2019); (6) Worldwide Datacenter Installation Census and Construction Forecast, 2020–2024 ; (7) Cisco Visual Networking Index: Forecast and Methodology, 2017–2022; (8) Citi "Where The Mountains Touch The Clouds," 2018; (9) Structure Research 2020 Global Colocation Report.

12

13 Source: (1) BCG, "" Flipping the Odds of Digital Transformation Success", Oct 2020; (2) IDC, “ IDC Expects 2021 to Be the Year of Multi - Cloud as Global COVID - 19 Pandemic Reaffirms Critical Need for Business Agility” 2020 ; (3) “2021 Mid - Year Outlook, The Cloud Has Four Walls”, Credit Suisse, April 8 2021; (4) Flexera “Flexera 2021 State of the Cloud Report,” March 2021 of digital transformations fall short o f their objectives, often with profound consequences . (1) 70% of Enterprises will use a combination of multiple clouds and on - premises solutions by 2022 . (2) 90 % Enterprises Need Hybrid IT to Realize Digital Transformation Goals No Single Solution Delivers the Agility and Flexibility Businesses Require of Enterprises expect to be deployed in 5 or more data centers by 2023. (3) 91% of Enterprises taking hybrid cloud approach combining the use of both public and private clouds. (4) 82%

Digital Transformation Initiatives Drive Demand for Retail Colocation 14 Carrier neutral retail colocation is the sweet spot (in US$ billions) Global Retail Colocation Market Size Structure Research, Global Data Centre Colocation & Interconnection Market Share Report, 2020 Update, December 2020

Cyxtera: The Global Data Center Platform

→ Cyxtera is the **largest privately held global retail colocation data center provider** [1], and will be the **third largest publicly held provider** following the completion of the transaction [2]

Global footprint of **61 data centers**, in **29 markets**, with a presence **in each of the Top 10 most attractive markets** [3]

Operations across **North America, Europe, and Asia**

2,300+ customers [5] across all major industry verticals

Focused on **retail colocation** and associated **interconnection service**

High growth d**igital exchange** technology connects enterprises with leading service providers in a **deeply interconnected ecosystem**

Bare metal offering provides the **financial and operational flexibilit**y of cloud with the control, performance and security of enterprise-grade dedicated infrastructure

Key Stats

$691mm
'21E Revenue

$220mm
'21E Adj. EBITDA [4]

61
Data Centers

10/10
Presence in Top Global Data Center Markets[3]

29%
Customers deployed in more than one data center

91%
Revenue from large established enterprises

2,300+
Customers [5]

40,000+
Cross Connects

100%
Long-Term Commitment to Carbon Neutrality

22
Energy Star Certified Sites

Note: Several cities comprised of multiple markets: London (3), Chicago (2), New Jersey (2), Los Angeles (2)
(1) Based on market share; (2) Based on number of markets, customers, and cross connects; (3) DataCenters.com "What Are the Top Data Center Markets in the World?"; (4) See Appendix for the definition of Adj. EBITDA; (5) As of 12/31/2020.

Cyxtera

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9,500+ 4,000+ 2,300+ 1,350+ 1,200+ 950+ 950+ Global Footprint NA • • • • • • • EU • • • • • • • APAC • • • • • • • Cyxtera's Scale is a Competitive Advantage 16 63 48 29 18 14 8 4 (in ‘000’s, as of 9/30/2020) (As of 9/30/2020) (As of 9/30/2020) 386 162 40 30 23 13+ 9 17% 9% (2) 10% 14% 6% N/A 4% Interconnection % of revenue (1) Source: Company Filings, Wall Street research. (1) As of 9/30/2020; Cyxtera data as of 12/31/2019 (2) Pro forma for Interxion. Number of Markets Number of Customers Number of Cross Connects (As of 9/30/2020)

Service Providers Enterprises 17 Diverse Customer Ecosystem Creates Powerful Network Effects Cyxtera has 2,300 customers – an optimal mix of enterprises and service providers.

18 Cyxtera Offers Meaningful Product Differentiation 18 Global Reach • • • • • • Differentiated Interconnection Platform • • • • • • Bare Metal Offering • • • • • • FedRAMP Architecture • • • • • • AI/ML Offering • • • • • • 29 Markets Digital Exchange Developed In - House Acquired via Packet Public peers

Attractive Financial Profile 19 $193 $216 $220 $245 2019A 2020A 2021E 2022E (1) Core revenue excludes Lumen as a customer; Bookings represent the dollar amount of sales of Cyxtera services, presented in t erms of annualized recurring revenue. Bookings are recognized as Revenue once sold services are provisioned and commence billing, which takes 6 - 9 months on average from when the Booking originated ($ in Millions) Adjusted EBITDA Long - term Adj. EBITDA Growth Rate ~12% 2021E - 2025E $58.8 $61.2 $66.0 $72.0 $82.8 $91.2 4Q19A 1Q20A 2Q20A 3Q20A 4Q20A 1Q21A 4Q19A vs. 1Q21A: +55% Bookings Growth (1) (LTM $ in Millions) $580 $595 $616 $652 $679 $691 $691 $719 2019A 2020A 2021E 2022E Long - term Core 1 Revenue Growth Rate ~7% 2021E - 2025E ($ in Millions) Total Revenue Core 1 Lumen

20 Substantial Organic Growth with Inorganic Upside 20 Revenue Growth & EBITDA Expansion Additional Capacity in Key Markets as Needed Incremental Revenue per Customer (1) Based on 65 strategic colocation deals since 2012. Organic Plan Inorganic Opportunities Multiple Value - Creation Levers 1 Capitalize on In - Place Capacity 67% Current Occupancy 2 Expand Existing Footprint London / Singapore / Chicago / Silicon Valley 3 Cross - Sell on Global Platform Multi - market, Interconnection, Digital Exchange and Bare Metal 4 Geographic Expansion Europe, Asia, and Latin America 5 Strategic M&A $59BN of strategic M&A in sector since 2012 (1)

Data Center Portfolio Overview Mitch Fonseca, SVP & GM, Data Center Services

Diverse Global Presence Markets 29 Megawatts 245 Availability 3+ years 99.999% Data Centers 61 Vancouver Seattle Silicon Valley Los Angeles Phoenix Albuquerque Denver Dallas Tampa Atlanta Northern Virginia NY/NJ Boston Montréal Minneapolis Chicago Toronto Columbus NORTH AMERICA Tokyo Singapore London Amsterdam Frankfurt EMEA APJ most attractive global data center markets 1 10/10 • Global leader in colocation and interconnection services • Expansive portfolio of data centers built and operated to meet and exceed industry standards • Robust infrastructure design and experienced operational team that leads to best - in - class availability • Customer - focused approach to global service delivery 22 (1) DataCenters.com “What Are the Top Data Center Markets in the World ?”

The Global Data Center Platform

Digital infrastructure built to meet the demands of the modern enterprise and technology service providers.

Reliability & Performance

- Concurrently maintainable Uninterruptible Power Supply (UPS) systems with N+1 redundancy
- Portfolio of data centers built to Tier III standards
- 99.999% Availability through the last 3+ years
- Operational management team with average of 10 years of experience operating data centers

Consistency

- Global standards ensure industry-leading reliability, security and performance in all locations
- Remote management portal for all DCIM type activities

Efficiency & Cost Savings

- Reduce total cost of ownership (TCO) with efficient power, space and cooling
- 22 Energy Star Certified sites
- PUE Program that has driven PUE down more than 10%[1]
- Co-Generation projects in Boston and Los Angeles

Flexibility & Agility

- Contractual structure tailored towards customer growth and efficiency
- Single global contract for all products
- Global contracts offer portability across markets
- Offer custom solutions to meet customer needs

(1) PUE based on average for 2021

Cyxtera 23

Available Capacity By Market 24 Market # of DCs Available SF (000s) Occupancy New Jersey 5 126 53% Northern Virginia 6 73 66% Dallas  2 72 40% Los Angeles 3 53 59% Chicago 4 51 73% Seattle 3 39 63% Silicon Valley  8 38 85% London  5 27 79% Phoenix 2 23 64% Denver  3 23 64% Atlanta 2 22 51% Toronto 2 18 68% Amsterdam 1 12 5% Columbus  1 8 60% Albuquerque  1 7 44% Boston 2 5 91% Frankfurt 2 5 48% Tampa 1 4 78% Montreal 1 2 60% Singapore 3 1 97% Minneapolis  2 1 93% Vancouver 1 1 89% Tokyo 1 1 86% Total 61 611 67% Strategic data center footprint focused on top 10 most attractive global data center markets 1 Ample sellable capacity to meet current revenue growth targets requiring limited expansion capital Targeted expansion plans for top 10 data center markets 1 once occupancy approached ~75% • Markets targeted for near - term expansions – Singapore, Silicon Valley, London and Chicago • Leverage "just - in - time" capital model to drive higher occupancy rates • Expansion outside Top 10 markets 1 are evaluated based on customer demand and commitments Top 10 Markets 1, 2 (1) DataCenters.com “What Are the Top Data Center Markets in the World ?”; (2) Cyxtera data as of May 1, 2021.

25 Sales Momentum Driving Increased Occupancy Occupancy increase in 2020 does not tell the whole story Sales transformation has yielded strong growth within core customer base Lumen renewal provides unique opportunity to increase yield • Over 80% of the returned Lumen capacity is in top 10 markets 1 New Markets • Amsterdam Sales momentum carried into 2021 is expected to drive absorption and occupancy across portfolio 2020 Occupancy Bridge (1) DataCenters.com “What Are the Top Data Center Markets in the World ?”

Market # of DCs Available In - Place Capacity (SF) Percentage of available in - place as total of overall current  Est. Expansion Potential (SF) Total SF Potential (‘000) Amsterdam 1 12 2% 0 12 Chicago 4 51 8% 52 103 Dallas 2 72 12% 10 82 London 5 27 4% 30 57 Los Angeles 3 53 9% 13 66 New Jersey 5 126 21% 34 160 Northern Virginia 6 73 12% 48 121 Seattle 3 39 6% 50 89 Silicon Valley 8 38 6% 55 93 Singapore 3 1 0% 0 1 Total 40 492 81% 324 816 Expansion Potential in Key Markets 26 81% of sellable capacity located within the top 10 data center markets 1 Ability to expand within top 10 data center markets 1 quickly and efficiently • Operational synergies drive higher gross margins • Efficient capital deployments, as low as $7M per MW Access to 816K Square Feet (SF) of Capacity in Top 10 Global Markets 1 (1) DataCenters.com “What Are the Top Data Center Markets in the World ?”

The Global Platform Randy Rowland, COO

Building Next Generation Colocation 28 Why This Matters Dynamic ecosystems of service providers Colocation at the speed of cloud Single - pane - of - glass across all environments Digital Exchange Self - Service Portal • Web portal and API - based access • Programmatic control over environments • Seamless integration with customers’ existing tools • Remote management, monitoring, and optimization • End - to - end automation of orders and service requests IT Infrastructure Leaders Data Center Environments API Enterprise Bare Metal Colocation Cyxtera Services Service Providers Cloud On - Ramps & NSPs • Software - programmable and massively scalable network fabric • On demand ecosystem of NSPs, cloud on - ramps and technology service providers • Enable east - west connections between enterprises and service providers Bare Metal • Provide the financial and operational flexibility of cloud with the control, performance and security of enterprise - grade dedicated infrastructure • Integrate seamlessly with existing colocation environments • Point and click provisioning via web - based interface or APIs Note: East - West connections connote establishing connections between parties within the same Data Center. 28 Cyxtera Production - Ready Infrastructure

Interconnection

→ **Third largest interconnection** service provider globally [1]

Offering **low-latency, direct connections** to all major cloud providers, most within 3ms

Access to a **densely-connected global ecosystem** of network and technology service providers.

Robust interconnection portfolio with on-demand connectivity allows customers to rapidly adjust to changes in business needs


SD-WAN
NSPs
Cloud On-Ramps
Dark Fiber
Edge
XaaS
On-Premise

	Initial	Current
Number of Networks	467	1,000+
Average Network Providers Available per Site	8	17
Unique Network Service Providers	106	240+

Percent of data center footprint within 3ms of latency to public cloud on-ramps	94% AWS	89% Azure	89% GCP

Interconnection Growth

(Interconnection Revenue as % of Total Revenue)


500 bps
10%
12%
15%
2019A
2022E
2025E

Cyxtera

(1) Based on number of total interconnects as reported by public peers.

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Digital Exchange

→ Software-Defined Interconnection

- Massively scalable multitenant network fabric
- Designed to integrate with existing colocation networks via Layer 2
- Proprietary software engine developed in-house to create real-time secure networks
- Robust, growing ecosystem of NSPs, cloud on-ramps and technology service providers

→ On-Demand Ecosystems

- Storage platforms, Analytics, XaaS
- Secure, high-performance compute: AI / ML, HCI and Bare Metal servers
- Integrated bandwidth enables deployment from anywhere in the world



Network Providers
SD-WAN
NSP/Carriers
Service Providers
Storage Platforms
Analytics
XaaS
Cyxtera Services
Enterprise Bare Metal
AI/ML Compute
IP Bandwidth
Cloud On-Ramps
Lumen
Megaport
Zayo
Cyxtera Marketplace
Colocation
Production-Ready Infrastructure

Cyxtera

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Enterprise Bare Metal Enables Customers to Instantly Provision Enterprise - Grade Infrastructure to Scale Rapidly – Without Compromising on Performance, Cost or Control. Fujitsu PRIMERGY (EMEA markets only) Nutanix HCI HPE ProLiant NVIDIA DGX A - 100 Systems 31 Dedicated, cloud - agile private infrastructure Single - tenant, enterprise - class servers and storage Seamless extension to colocation environments Point & Click, on - demand provisioning via API and portal Designed to augment colocation for the ultimate hybrid IT solution

Cyxtera Portal Automate with our API • Get Visitor Logs • Accept Cross Connect Requests • Automate Data Center Access • Create Remote Hands Requests • Manage Shipments • Pull Power and Environment Data Web portal and API - based access Programmatic control over environments Seamless integration with customers’ existing tools Remote management, monitoring, and optimization End - to - end automation of orders and service requests Promotes interconnection and marketplace 32 Bringing Customers Closer to their Data Center Environments than Ever Before

Cyxtera Marketplace Enabling partners to deliver their solutions via the digital exchange . On - Demand Access to Interconnected Colocation Stack – Plug In, Deliver Leverage platform to extend sales through new routes to market Reach a Ready - to - Buy Audience of 2,300 + Customers Built - In Marketplace & Marketing Tools Access to FedRAMP - architected platform and Federal Customers Public Cloud Environments Cloud On - Ramps Network Service Providers Customer access via Marketplace Data Centers Digital Exchange - Connected Environment Partner Technology 33

Digital Exchange Momentum 34 Customer Adoption Enterprise Bare Metal Adoption Digital Exchange Annual Run Rate (# of Customers) ($ in Millions) (# of Enterprise Bare Metal Servers) 1Q19 vs. 1Q21: +565% 1Q19 vs. 1Q21: +626% 1Q19 vs. 1Q21: +632%

Sales Momentum David Keasey, EVP of Global Sales

Why Customers Choose Cyxtera 36 Robust interconnection portfolio with densely - connected ecosystems Track record of developing innovative solutions like the digital exchange fabric Consistent approach to service delivery for the entire solutions and services portfolio 61 facilities in 29 markets, including 10/10 of the most attractive global markets 1 Interconnection Continuous innovation World - class operations Global footprint (1) DataCenters.com “What Are the Top Data Center Markets in the World?” Note: Several cities comprised of multiple markets: London (3), Chicago (2), New Jersey (2), Los Angeles (2). Flexible portability of services across the global footprint Contract flexibility

Cloud & IT Services 37% Network Service Providers 19% Media & Content 9% FinServ & RE 11% Manufacturing & Industrials 3% Healthcare 6% Consumer 4% Other 11% Cyxtera Has a Large, Diverse, Blue - Chip Customer Base 37 91% of revenue generated from large, established private and public organizations ~2/3 of revenue generated from fast growing, COVID resilient TMT (1) sector and minimal exposure to Leisure Diverse customer mix with 2,300+ customers and Top 20 Customers <50% Lumen 13% Top 2 - 10 21% Top 10 - 20 8% Other customers 58% Enterprise (1) 91% SMB & Other 9% Note: Data as of 12/31/19 (1) Enterprise = $1B revenue and/or 1,000+ employees (2) TMT defined as Cloud / IT Services, NSP / Service Providers, and Media & Content. Revenue by Customer Size Customer Concentration Revenue by Industry

Sales Transformation 38 Reorganized team structure by region and market to drive alignment of strategy across Cyxtera Adoption of new GTM strategy is driving sales momentum Aligned incentives to emphasize net bookings performance in every account in every market Created hunter/farmer model to ensure laser focus for every role Implemented a revised account coverage model to further enhance our existing customer relationships Focused on the global platform value proposition and selling the full portfolio of solutions across all markets to drive organic growth

Channel Partner Strategy 39 Launched new Cyxtera Channel strategy July 2020 Brought in new leadership and channel team Focused on: • Expanded routes to market • Resale over referral • Integrating partners into digital exchange Driving significant business with strategic alliances Capturing opportunity in federal market Leveraging partners to drive occupancy in every market Improved on - boarding and partner portal Strategic Alliances Global System Integrators Network Service Providers Managed Service Providers Federal

$58.8 $61.2 $66.0 $72.0 $82.8 $91.2 4Q19A 1Q20A 2Q20A 3Q20A 4Q20A 1Q21A (1) Represents annual recurring revenue ; (2) Core churn excludes Lumen as a customer Strong Sales Momentum 0.9% 0.8% 0.9% 0.8% 0.8% 0.8% 4Q19A 1Q20A 2Q20A 3Q20A 4Q20A 1Q21A 4Q19A vs. 1Q21A: +55% Core Churn (2) (LTM Average monthly core churn, % of MRR) Bookings Growth (1) (LTM $ in Millions) 40

Positive Channel Sales Momentum 1Q20 vs. 1Q21: Key Highlights Bookings 1 : $2.3M vs. $3.8M ( +66% ) # Partners Registering Deals: 30 vs. 71 ( +137% ) Deal Registrations: 166 vs. 306 ( +84% ) 41 (1) Represents annual recurring revenue . $1.7 $3.1 $6.9 $3.8 2Q20A 3Q20A 4Q20A 1Q21A Channel Bookings 1 (Quarterly $ in Millions) New Channel Program Launch

$32.4 $38.4 $42.0 $44.4 $49.2 $62.4 1Q20 2Q20 3Q20 4Q20 1Q21 2Q21 42 Increasing Pipeline Supports Accelerated Bookings Momentum Beginning of quarter pipeline growth for 6 straight quarters Diverse mix of opportunity types: geo, customer size, deal size Strong marketing and channel contribution to new pipeline 1Q20 vs. 2Q21: +93% (1) Represents annual recurring revenue. Beginning of Quarter Pipeline 1 ($ in Millions)

Deal Source: Marketing Original Request: Single Cabinet in Northern Virginia What We Sold: Enterprise Bare Metal and digital exchange interconnection The Deal: $90K in ARR Partner Deal - $25K in migration fees and $96K ARR to manage infrastructure Extended Value: Sale = 8x ARR value of original request Sales Momentum Across Customers of All Sizes Digital Exchange Multi - Market Win Quality of Assets/ Global Platform Deal Source: Channel partner Original Request: Colocation for Fortune 500 semiconductor company in Toronto What we sold: Large colocation footprint in Toronto to support flagship R&D lab to attract retail customers / pull - through / proximity The Deal: $ 3M ARR Extended Value: Magnet partner gravitated to global platform capabilities to explore deployments in seven additional Cyxtera markets over next 24 months Deal Source: Marketing & Channel (Strategic Partner) Original Request: Single Cabinet in New Jersey What we sold: Colocation and Enterprise Bare Metal in New Jersey and Dallas/Ft. Worth The Deal: $ 816K ARR Extended Value: Additional $360K ARR of growth opportunities in pipeline 43

Financial Overview Carlos Sagasta, CFO

Transaction Summary & Timing

Capital Structure	• $404mm cash in trust, assuming no public shareholders exercise redemption rights - Up to $100mm Forward Purchase Agreement to offset redemptions, if any • Use of proceeds: Partially retire Company debt and provide incremental cash for growth, as well as to pay transaction expenses • Closing pro forma First Lien Net Leverage and Net Leverage of 2.8x and 7.4x, respectively • Closing pro forma Contractual Net Leverage [1] and Financial Net Leverage [2] of 6.7x and 2.8x, respectively - Further delevering expected in following years
Governance	• Initial board to be comprised of Manuel D. Medina (Chair), Nelson Fonseca (CEO), Greg Waters (Lead Independent), Jeff Smith (SVAC, Starboard), Raymond Svider (BC Partners), Fahim Ahmed (BC Partners), John W. Diercksen, Michelle Felman and Melissa Hathaway
Equity Alignment	• Lock-up of SVAC founder shares until the earlier of: (i) one year after completion of the business combination, or (ii) the share price of the company exceeds $12.00 per share for a sustained period [3] • BC Partners, Medina Capital, and existing shareholders subject to same lock-up terms as Starboard
Other	• Company to be named Cyxtera Technologies, Inc. and will continue to report on a calendar basis • Reduced redemption risk from differentiated structure where SVAC Class A stockholders currently hold 1/6 warrant, receive 1/6th warrant upon non-redemption, and receive a pro rata share of any warrants not allocated following redemptions • Up to $75mm optional share purchase agreement to purchase stock of the combined company at $10.00 per share for 6 months post-closing
Timing	• Target close mid-2021 • Subject to customary closing conditions including SVAC shareholder and regulatory approvals

Sources & Uses ($ MM)

	Amount	% of Total
Cash in SVAC Trust Account	404	52%
Proceeds of the PIPE Investment	250	32%
Cyxtera Balance Sheet Cash	121	16%
SVAC Balance Sheet Cash	3	0%
Total Cash Sources	**778**	**100%**

	Amount	% of Total
Retire Existing Cyxtera Debt	456	59%
Transaction Expenses	50	6%
Incremental Cash to Balance Sheet	151	19%
Roll Cyxtera Balance Sheet Cash	121	16%
Total Cash Uses	**778**	**100%**

Pro Forma Valuation ($ MM)

'21 Adj. EBITDA	**$220**
(x) Multiple	15.6x
Fully Distributed Value	**$3,425**
(-) Rolled Debt	(888)
(-) Cash	(952)
(+) Cash	231
Post-Deal Equity Value	**$1,816**

Cyxtera

(1) Contractual Net Leverage reflects the GAAP calculation of capital lease obligations excluding payments resulting from Cyxtera's optional extension of leases; (2) Financial Net Leverage excludes capital lease obligations
(3) Defined as any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination.

45

Pro Forma Capitalization

($ in Millions)	Rate	Reported 12/31/2020	Pro Forma Adjustments	Pro Forma 12/31/2020
Cash and Cash Equivalents		$121	$152	$272
Revolver (Maturing 11/2023)	L + 300 bps	143	(143)	--
1st Lien Debt (Maturing 5/2024)	L + 300 bps [2]	885 [3]	--	885
2nd Lien Debt (Maturing 5/2025)	L + 725 bps	310 [3]	(310)	--
Capital Leases		989	--	989
Total Debt		**$2,327**	**($453)**	**$1,874**
Net Debt [1]		**2,206**		**1,602**
Less: Optional renewal portion of Capital Leases		(149)		(149)
Contractual Net Debt (Excl. Optional Capital Leases)		**2,057**		**1,453**
Less: Contractually obligated Capital Leases		(779)		(779)
Less: Equipment Leases		(61)		(61)
Financial Net Debt (Excl. All Capital Leases)		**1,217**		**613**
Key Credit Metrics	**Metric**			
2020A Adj. EBITDA / First Lien Net Leverage [4]	$216	4.2x		2.8x
2020A Adj. EBITDA / Net Leverage [4]	216	10.2		7.4
2020A Adj. EBITDA / Contractual Net Leverage [5]	216	9.5		6.7
2020A Adj. EBITDAR / Lease Adjusted Leverage [6]	288	7.4		5.3
2020A Adj. EBITDA / Financial Net Leverage [7]	216	5.6		2.8
Total Liquidity		$122		$395 [8]

(1) Net Debt is equal to total debt minus cash and cash equivalents; First Lien Net Leverage includes the Revolver and First Lien Term Loan only; (2) Incremental $100m First Lien Term Loan Interest rate of L + 400 bps; (3) Debt balances are based on GAAP reporting and are shown gross of unamortized issuance costs; (4) Net leverage is calculated by dividing net debt by 2020A Adj. EBITDA; (5) Contractual Net Leverage is calculated by dividing Contractual Net Debt (which includes the GAAP calculation of Capital Lease obligations, adjusted to exclude obligations attributable to the term of any future lease extension option exercisable at the Company's discretion) by 2020A Adj. EBITDA; (6) Lease Adjusted Leverage calculated as financial net debt and secured capital leases + 5x real estate lease payments (5x methodology based on Moody's Communications Infrastructure sector lease capitalization multiple); (7) Financial Net Leverage is calculated by dividing Financial Net Debt (Net Debt, adjusted to exclude all Capital Lease obligations) by 2020A Adj. EBITDA; (8) Excludes the impact of recent Revolver amendment, completed in May 2021, which reduced total Revolver capacity by ~$21MM.

Cyxtera

46

Cyxtera as a Public Company 47 Significant Leverage Reduction — Pro forma financial net leverage halved to 2.8x Substantial Incremental Liquidity — Availability increased to $395MM, including cash and revolver. Additionally, SVAC may invest an incremental $75MM under an optional share purchase agreement Improved Cash Flow — Lower debt - service payments and higher interest coverage Enhanced Commercial Execution — Go to Market efforts greatly supported by Public profile (publicity from announcement positively impacting pipeline) BC Partners 36.3% Medina Capital 12.2% Starboard / SVAC Sponsor (1) 8.9% Lumen 6.1% Longview Asset Management 3.3% Others 33.2% TOTAL 100.0% (1) Reflects the conversion of 9,480,713 shares of Class B common stock held by SVAC Sponsor and the issuance of shares related to the $60MM PIPE investment from funds managed by Starboard. Also includes shares held by certain directors and management of SVAC. Highly Regarded Institutional Ownership (Pro Forma, Assuming No Redemptions) Key Benefits of the Transaction

ROIC - Driven Financial Policy 48 Inorganic Initiatives Delevering Capital Investment Expand existing platform and product offering Enhance our Go - to - Market strategy Target yields commensurate with industry peers Not contemplated in base case management plan Considerable upside from new market expansion and M&A Opportunistically seek to increase asset ownership over time (2 owned data centers today) Seek to delever while maintaining financial flexibility for growth projects Long range target of 3x Financial Net Leverage Overall Net Leverage to decrease as a result of plan execution

Highly Attractive Business Model 49 Predictable & Growing Top - Line • 90%+ recurring revenue, attributable to long - term customer relationships — average tenure of 13+ years for Top 50 customers - Recently renewed and extended Lumen MSA for 5 years • Expansion / development of customer ecosystem driving Interconnection growth and higher Occupancy - Interconnection Revenue as a % of Total Revenue expected to increase from 10% to 15% by 2025 - Occupancy % estimated to ramp from mid - 60’s in 2021 to 80%+ by 2025 • Sales focus, combined with robust network effects, enhancing customer stickiness have stabilized Core Churn (avg. monthly 0.8 % o f MRR) Robust Operating Leverage • ~30% of cost structure is variable — high revenue flow - through from Occupancy and Interconnection growth resulting in considerable margin expansion (~800 bps through 2025) - Interconnection margin is 95%+ - Projected Adjusted EBITDAR and Adjusted EBITDA margins of ~48% and ~40%, respectively, by 2025 Success - Based Capital Deployment • Management plan supported by ample available capacity, significantly reducing CapEx requirements in the near - term • More than 70% of CapEx is success - based (i.e., expansions, customer installations, and site enhancements) - Expansion CapEx primarily utilized to develop existing data center sites, affording more efficient levels of CapEx intensity • Maintenance CapEx at ~3% of Revenue Significant Upside Potential • Ability to organically grow EBITDA at above industry average levels within existing footprint • Considerable upside potential from new market expansion and inorganic initiatives, which are not contemplated in the current pla n Meaningful Delevering • Transaction proceeds used to fully paydown Revolver and retire Second Lien Term Loan • Further delevering from increased EBITDA and Cash Flow resulting from top - Line growth combined with strong operating leverage - Target Financial Net Leverage in the 3x Adj. EBITDA range

2020 Performance: Shifting into Growth

→ Strong results across the board in 2020—overdelivered relative to targets

- 2020 Core Bookings up ~39% vs. 2019 (~5% budget beat)
- 2020 Core Churn decreased ~24% vs. 2019 (~5% budget beat)
- 2020 Revenue increased ~2% vs. 2019 (~3% budget beat)
- 2020 Reported EBITDA[4] improved by ~54% vs. 2019 (~7% budget beat), while Adj. EBITDA[4] rose ~12% year-over-year (~10% budget beat)

Fully executed Phase I and Phase II cost initiatives, realizing ~$51MM in annualized savings

- Incremental efficiency opportunities identified and anticipated to improve margins over time

Significant improvement of our Go-to-Market strategy and execution

- Sales force reorganization proven effective with four consecutive quarters of strong Bookings and Churn performance
- 2H20 supported by promising results from new Channel Program, which was launched in July 2020
- Strong momentum in differentiated digital exchange and Bare Metal offerings

"Catch up" maintenance CapEx completed in 2019 and has started to approach normal industry levels

Expansion Capex down from prior year as major expansion projects were completed in 2019 and focus turned to selling new capacity

($ in Millions)	2020	2019	YoY Change
Recurring Revenue	$657.4	$648.6	1.4%
Non-Recurring Revenue	33.1	30.0	10.3%
Total Revenue	**$690.5**	**$678.6**	**1.7%**
Cost of Revenue	**$390.5**	**$405.8**	**(3.8%)**
As a % of Revenue	*56.6%*	*59.8%*	*(324 bps)*
Gross Profit	**$300.0**	**$272.8**	**10.0%**
% Margin	*43.4%*	*40.2%*	*324 bps*
Total SG&A	**$115.5**	**$152.6**	**(24.4%)**
As a % of Revenue	16.7%	*22.5%*	*(577 bps)*
Reported EBITDA[4]	**$184.5**	**$120.2**	**53.5%**
% Margin	26.7%	17.7%	*901 bps*
Adjustments	$31.0	$73.0	-
Adjusted EBITDA[4]	**$215.6**	**$193.2**	**11.6%**
% Margin	31.2%	*28.5%*	*275 bps*
Rent *(net of adjustments)*	$72.0	$77.0	-
Adjusted EBITDAR[1][4]	**$287.6**	**$270.2**	**6.4%**
% Margin	41.6%	*39.8%*	*183 bps*
Maintenance CapEx[2][3]	**$21.1**	**$48.4**	-
As a % of Revenue	3.1%	*7.1%*	*(408 bps)*
Expansion CapEx[2]	**$33.6**	**$99.5**	-

Cyxtera

(1) Earnings before Interest, Taxes, Depreciation, Amortization, and Rent.
(2) Presented on a committed basis.
(3) Includes Corporate CapEx.
(4) See slide 63 for a reconciliation of Reported EBITDA, Adjusted EBITDA and Adjusted EBITDAR to Net Income (Loss).

50

Q1 2021 Performance Slightly Ahead of Plan

→ Momentum carryover led to strong start in 2021

- Core Bookings up ~40%, propelled by enhanced customer engagement and increased channel partner activity
- Core Churn as a percentage of MRR increased ~20 basis points, but is still within target range

Core Revenue grew ~6%, offsetting a commensurate decline in Lumen Revenue, leading to relatively flat Total Revenue

Gross margin down 130 basis points, mainly due to the impact from Winter Storm Uri. Gross margin rose 37 basis points on an adjusted basis

SG&A increased ~$5MM to ~$36MM, driven by one-time, non-cash impairments. On an adjusted basis, SG&A decreased by ~$4MM

Drop in Reported EBITDA[4] attributable to a combination of flat revenue and higher operating and SG&A costs. Adjusting for the impact of Winter Storm Uri and one-time charges, Reported EBITDA[4] grew 9.7% to ~$50MM

Adjusted EBITDA[4] increased ~3%, benefitting from operating leverage and ongoing efficiency initiatives

Maintenance and Expansion CapEx were in line with expectations

($ in Millions)	1Q21	1Q20	YoY Change
Recurring Revenue	$164.7	$164.9	(0.1%)
Non-Recurring Revenue	8.2	7.6	7.3%
Total Revenue	**$172.9**	**$172.5**	**0.2%**
Cost of Revenue	**$98.4**	**$95.9**	**2.6%**
As a % of Revenue	*56.9%*	*55.6%*	*130 bps*
Gross Profit	**$74.5**	**$76.6**	**(2.7%)**
% Margin	*43.1%*	*44.4%*	*(130 bps)*
Total SG&A	**$35.6**	**$31.1**	**14.5%**
As a % of Revenue	20.6%	*18.0%*	*257 bps*
Reported EBITDA[(4)]	**$38.9**	**$45.5**	**(14.5%)**
% Margin	22.5%	26.4%	*(387 bps)*
Adjustments	$17.2	$9.1	-
Adjusted EBITDA[(4)]	**$56.1**	**$54.6**	**2.7%**
% Margin	32.4%	*31.6%*	*78 bps*
Rent *(net of adjustments)*	$15.3	$17.9	-
Adjusted EBITDAR[(1)(4)]	**$71.4**	**$72.5**	**(1.5%)**
% Margin	41.3%	*42.0%*	*(73 bps)*
Maintenance CapEx[(2)(3)]	**$2.6**	**$5.0**	-
As a % of Revenue	1.5%	*2.9%*	*(139 bps)*
Expansion CapEx[(2)]	**$10.7**	**$6.8**	-

Cyxtera

(1) Earnings before Interest, Taxes, Depreciation, Amortization, and Rent.
(2) Presented on a committed basis.
(3) Includes Corporate CapEx.
(4) See slide 63 for a reconciliation of Reported EBITDA, Adjusted EBITDA and Adjusted EBITDAR to Net Income (Loss).

51

Key Modeling Metrics 52 ($ in Millions) 2021E 2025E Total Occupancy % 68% ~80% Lumen Revenue % of Total Revenue 11% ~5% Interconnection % of Total Revenue 11% ~15% Gross Margin % 45% ~53% Adjusted EBITDA Margin % 32% ~40% Adjusted EBITDAR Margin % 41% ~48% Recurring CapEx % of Total Revenue (1) 3% ~3% Expansion CapEx (2) ~$65 n/a (1) Defined as Maintenance CapEx excluding Corporate CapEx . (2) Presented on a committed basis.

Sales Momentum Driving Increased Occupancy 53 (1) Represents annual recurring revenue. (2) Core Churn defined as Total Churn excluding Lumen as a customer. $58.8 $61.2 $66.0 $72.0 $82.8 $91.2 4Q19A 1Q20A 2Q20A 3Q20A 4Q20A 1Q21A 0.9% 0.8% 0.9% 0.8% 0.8% 0.8% 4Q19A 1Q20A 2Q20A 3Q20A 4Q20A 1Q21A 4Q19A vs. 1Q21A: +55% Core Churn (2) (LTM Average monthly core churn, % of MRR) Bookings Growth (1) (LTM $ in Millions)

$220 $220 $220 $220 $57 $118 $170 67% 75% 80% 85% Increasing Occupancy Drives Significant EBITDA Growth 54 Current Occupancy Utilization 26% EBITDA Uplift 54% EBITDA Uplift 77% EBITDA Uplift (1) Assumes fixed revenue per sq. ft. and 70% EBITDA margin on incremental revenue. 2020 Occupancy Bridge Growing Occupancy Creates Substantial Value (1) ($ in Millions) EBITDA Uplift from Occupancy Increase 2021E Adj. EBITDA

Lumen Renewal: Conservative Forecast with Upside 55 ($ in Millions) 2019A 2020A 2021E 2022E Legacy MSA $98.6 $33.4 - - Renewal MSA - 61.7 75.3 66.7 Total Lumen Revenue $98.6 $95.1 $75.3 $66.7 % of Total Revenue 14.6% 13.8% 10.9% 9.3% 36 - Month 15.3% 24 - Month 7.6% Month - to - Month 4.6% 60 - Month 72.5% (1) Space (Square Feet) Annual Revenue • Projections assume the worst - case scenario that all environments supporting Lumen’s managed services are disconnected, which is unlikely given the scale of Lumen’s business • The Channel relationship with Lumen has regained momentum and is contributing to growth in our pipeline Potential Upside (1) Anticipate month - to - month services to churn in 2021, but dependent on performance of Lumen managed services business. Note: Chart represents contractual square footage by termination date.

Attractive Financial Profile with Considerable Upside 56 $580 $595 $616 $652 $99 $95 $75 $67 $679 $691 $691 $719 2019A 2020A 2021E 2022E Note: Core revenue excludes Lumen as a customer. (1) See slide 63 for a reconciliation of Adjusted EBITDA and Adjusted EBITDAR to Net Income (Loss). $270 $288 $282 $306 2019A 2020A 2021E 2022E $193 $216 $220 $245 2019A 2020A 2021E 2022E ($ in Millions) Adjusted EBITDA (1) Long - term Adj. EBITDA Growth Rate ~12% 2021E - 2025E Long - term Core 1 Revenue Growth Rate ~7% 2021E - 2025E ($ in Millions) Total Revenue Core 1 ($ in Millions) Adjusted EBITDAR (1) Run - Rate Margin ~40% 2025E Adj. EBITDA margin Run - Rate Margin ~48% 2025E Adj. EBITDAR margin Lumen

57 No material impediments to REIT conversion identified. We believe REIT status creates value, and it is a medium - term goal. Ability to convert to a REIT at the right time Note: NOLs presented as of 12/31/2020. We are a Growth business requiring reinvestment of capital Our significant NOLs make a REIT structure less impactful in the near - term: - Federal: $230MM - State: $357MM - Foreign: $15MM

2021 Financial Guidance 58 ($ in Millions) 2021E (1) 2020A Revenue $681 - $702 $690.5 Adjusted EBITDA $217 - $223 $215.6 Maintenance Capital Expenditures (2) (3) $25 - $26 ~3.7% $21.1 3.1% Expansion Capital Expenditures (2) ~$65 $33.6 (1) Mid - point consistent with prior guidance. (2) Presented on a committed basis. (3) Includes Corporate CapEx, which will range between $3.4MM and $3.5MM during 2021E. Additional disclosures to include the following on a historical basis: • 2019 and 2020 Quarterly Financials • Sellable SQFT and Total Occupancy %

Closing Remarks Nelson Fonseca, President & CEO

The Cyxtera Investment Opportunity Strong secular tailwinds for the data center industry Retail colocation is the sweet spot for facilitating digital transformation Cyxtera’s platform is ideally suited to deliver on digital transformation: Diverse footprint including top 10 most attractive global data center markets 1 Deeply interconnected platform with strong service provider ecosystem Industry - leading innovation Strong performance since completion of the carveout Attractive financial profile with the available capacity to support organic growth (1) DataCenters.com “What Are the Top Data Center Markets in the World ?” (2) See slide 63 for a reconciliation of Adjusted EBITDA and Adjusted EBITDAR to Net Income (Loss). Key Stats (2019 vs. 2020) 39% YoY Core Bookings Growth 3% Core Revenue Growth 11.6% Adj. EBITDA 2 Growth 60

Q&A

Appendix

Reconciliation of GAAP to Non-GAAP Results

($ in Millions)	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Net Income (Loss)	**($52.6)**	**($47.4)**	**($122.8)**	**($514.2)**
(+) Depreciation & Amortization	60.6	57.0	231.8	219.8
(+) Impairment of Note & Other Receivables from Affiliate	-	6.7	(97.7)	127.7
(+) Net Loss (Income) from Discontinued Operations	-	-		219.2
(+) Interest & Other Expenses, net	43.7	43.6	169.7	153.6
(-) Income Tax Benefit	(12.9)	(14.4)	3.5	(85.9)
Reported EBITDA	**$38.9**	**$45.5**	**$184.5**	**$120.2**
Transaction Adjustments				
(+) Equity-Based Compensation	$1.8	$2.0	$7.4	$15.7
(+) Straight-Line Rent Adjustment	1.1	0.8	2.9	6.5
(+) Amort of Un/Fav Int. & Accretion Exp.	0.9	0.9	3.5	4.6
(+) Stand-Up, Separation & Other Adjustments	3.1	2.8	11.1	46.2
(+) Restructuring Costs	10.3	2.6	6.0	-
Total Adjustments	**$17.2**	**$9.1**	**$31.0**	**$73.0**
Adjusted EBITDA	**$56.1**	**$54.6**	**$215.6**	**$193.2**
(+) Rent, net of adjustments	15.3	17.9	72.0	77.0
Adjusted EBITDAR	**$71.4**	**$72.5**	**$287.6**	**$270.2**

Cyxtera

63

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